Exhibit 2.1

AGREEMENT FOR SALE OF COMPANY DIVISION

Between:

- "C.V.S.*Costruzione Veicoli Speciali S.p.A." also named "C.V.S.-S.p.A.", in liquidation and subject to composition with creditors, with a registered office address at No 20/22 Via Emilia, Frazione Roveleto, Cadeo (PC), a single-member company with share capital of EUR 6,350,000 (six million three hundred and fifty thousand) fully paid up, Tax ID and Piacenza Companies Registry No XXXXXXXXXXX, Economic and Administrative Index No XXXXXXXX, represented by the Court-appointed liquidator Avv. Giorgio REGGIANI, born in XXXXXXXXXXX on XXXXXXXXXXXXX and with a registered address at XXXXXXXXXXXXXX, Tax ID XXXXXXXXXXX, appointed on 8 June 2011 by the Court of Piacenza, authorized to act for the present purposes by the Meeting of Creditors pursuant to Article 182 of Italian Royal Decree No 267/1942 by virtue of a letter issued on today 27 June 2011,

(hereinafter the “Seller”),

and

- “CVS FERRARI SRL”, with a registered office address at Via Emilia snc, Località La Favorita, Frazione Roveleto, Cadeo (PC), a company with share capital of EUR 10,000 (ten thousand) fully paid up, Tax ID and Piacenza Companies Registry No XXXXXXXXXXX,

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represented by the Chairman of the Board of Directors and as such its legal representative Mr Andrew Michael ROOKE, born in XXXXXXXXXXXXXXXX on XXXXXXXXXXXXXX, with an address for the present purposes at XXXXXXXXXXXXXXXXXX, Tax ID XXXXXXXXXXXXXX, a UK citizen, duly empowered by virtue of the resolution recorded in the minutes of the meeting of the Board of Directors of the said company on 23 June 2011, (hereinafter the “Buyer”).

WHEREAS

A) Decision No 6/10 RCP of 7 July 2010 of the Court of Piacenza placed the company "C.V.S.*Costruzione Veicoli Speciali S.p.A." in liquidation and subject to composition with creditors pursuant to Article 160 of the Italian Insolvency Law, appointing Dott. Maurizio Boselli as Deputy Judge and Dott.ssa Daniela Savi as Receiver.

B) By decision of 8 June 2011, entered into the Court Registry on 13 June 2011, the Court of Piacenza approved the composition with creditors of "C.V.S.*Costruzione Veicoli Speciali S.p.A." in liquidation, appointing as liquidator of company assets Avv. Giorgio Reggiani with a registered address at No 28 Via Sant’Eufemia, Piacenza.

C) The company "C.V.S.*Costruzione Veicoli Speciali S.p.A.",

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now subject to composition of creditors, is the owner of an enterprise with a registered office address at No 20/22 Via Emilia Parmense, Frazione Roveleto, Cadeo (PC), consisting of an industrial complex made up of equipment and machinery, plants, office furniture and equipment, vehicles, know-how and patents, organised for the activity of building and leasing of special machinery for the movement of loads and other functions.

D) Part of the said company is leased out to the "CVS FERRARI SRL" company (specifically, the division of the company manufacturing equipment for moving loads) by virtue of the leasing agreement signed and authenticated by the Notary Dott. Carlo Brunetti on 29 June 2010, Protocol No 36667/12705, publicly registered in Piacenza on 21 July 2010 under No 6715 Series 1T, in force until 1 July 2012 and subject to an annual lease payment of EUR 120,000 (one hundred and twenty thousand).

E) Clause 15 of the said leasing agreement provides for an undertaking on the part of the lessee "CVS FERRARI SRL", valid for the full term of the leasing agreement, to buy the division of the company leased, by virtue of a letter of intent dated 11 February 2011 sent by "CVS FERRARI SRL" to "C.V.S.*Costruzione Veicoli Speciali S.p.A.", and reading as follows:

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“the lessee hereby undertakes irrevocably to buy all of the lessor company under this agreement (including all designs, calculations, plans, manufacturing schedules, software, manuals and all material involved in the production of mechanical and electrical parts of CVS machinery and the electronic systems involved in the control and working thereof) for a total price of EUR 2,800,000 without deductions for the lease payments made prior to the deed of assignment, and including tangible fixed assets as described in the attached list for a total of EUR 1,200,000. The sum of EUR 2,800,000 shall be paid over 36 months in six monthly instalments without accrual of interest, the first instalment secured with an existing bank guarantee until its expiry, to be subsequently renewed to cover the remainder of payments under the instalment plan. All of the foregoing shall be on condition of approval of composition with creditors as requested by CVS SPA and the effective sale of the enterprise to our company”.

F) The said condition was fulfilled on 8 June 2011 when the Court of Piacenza issued approval of composition with creditors for the company "C.V.S.*Costruzione Veicoli Speciali S.p.A.".

G) The parties therefore intend to transact the proposed sale in accordance with terms and conditions agreed.

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IT IS NOW HEREBY AGREED THAT

1) The recitals shall be considered an integral part of this agreement.

2) The company "C.V.S.*Costruzione Veicoli Speciali S.p.A." in liquidation and subject to composition with creditors, represented by Court-appointed Liquidator Avv. Giorgio Reggiani, authorised as stated in the recitals, hereby sells with effect as of 1 July 2011 to the company "CVS FERRARI SRL" which, represented as stated above, buys the division of the company of "C.V.S.*Costruzione Veicoli Speciali S.p.A." in liquidation and subject to composition with creditors in the manner and subject to the terms and conditions specified in the following:

2–01) Tangible fixed assets

In view of the fact that CVS Ferrari SRL has made an undertaking to buy the tangible fixed assets to the value of EUR 1,200,000 (one million two hundred thousand), the parties by common accord hereby specify the assets covered by the present sale, based on to the expert appraisal of assets by Ing. Roberto Skabic dated 4 November 2010 filed in the procedure of composition with creditors.

In regard to the said appraisal by Ing. Skabic and in particular to the summary of findings shown on page 13 of the report, the tangible fixed assets sold under the present

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agreement are those identified under sub 5/A and exclusively under the heading “General manufacturing equipment” with a total valuation of EUR 527,606 (five hundred and twenty seven thousand six hundred and six) [thus excluding assets listed in the following categories: overhead cranes and jib cranes, built-in equipment] and those identified under sub 5/B and exclusively under the heading “General manufacturing equipment” with a total valuation of EUR 673,047 (six hundred and seventy three thousand and forty seven) [thus excluding assets listed in the following categories: overhead cranes and jib cranes, built-in equipment], yielding a total valuation of EUR 1,200,653 (one million two hundred thousand six hundred and fifty three) approved by the Parties despite being 653 (six hundred and fifty three) Euro higher than the purchase offer made by "CVS FERRARI SRL".

The Parties also hereby acknowledge that, despite being included in the appraisal by Ing. Skabic, assets held under leasing contracts and/or loan for use agreements shall be excluded from the sale since they are not the property of the Seller "C.V.S.*Costruzione Veicoli Speciali S.p.A."; the same shall apply to assets specified in the same appraisal as building accessories.

The sand blasting chamber specified in the appraisal by Ing. Skabic under No 54 annex A3C shall however be understood as

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included in the sale since it was wrongly believed to be subject to a leasing agreement but was in fact the property of "C.V.S.*Costruzione Veicoli Speciali S.p.A." and shall thus be assigned to "CVS FERRARI SRL" under the present agreement.

Tangible fixed assets shall include the tractor identified as asset No AC008000.

2-02) Intangible fixed assets

The following shall be included in the present sale as part of the company division assigned: All designs, calculations, plans, manufacturing schedules, software, manuals and all material involved in the production of mechanical and electrical parts of the machinery and the electronic systems working and controlling the machinery, patents, distinctive signs including the use of the company name, software and licences for the company ITC system, all of which specified by the Buyer in the purchase offer contained in Article 15 of the leasing agreement and the subsequent letter of amendment dated 11 February 2011.

The Seller undertakes to make every possible effort to aid in the assignment of patents held and patents for which applications have been filed to the Buyer who shall pay any associated costs.

The Buyer hereby acknowledges that a portion of the intangible fixed assets indicated above are currently not available to

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"C.V.S.*Costruzione Veicoli Speciali S.p.A." in liquidation and subject to composition with creditors, but are currently available to and held by third parties.

The Buyer also acknowledges that such holders-possessors might refuse to deliver such assets or assert rights over them.

The Buyer assumes full responsibility for this latter eventuality, hereby releasing and holding harmless the Seller from every obligation, objection, or claim arising as a result of the failure to acquire the said assets, and for any claims made against CVS Costruzione Veicoli Speciali SPA in liquidation and subject to composition with creditors should such assets be found to be defective, unsuitable or lacking.

2-03) Registered movables

The present sale includes the following movables forming part of the registered property of "C.V.S.*Costruzione Veicoli Speciali S.p.A." in liquidation:

- commercial vehicle Fiat Auto Doblò number plate CE003AY,(value EUR 3200 (three thousand two hundred));

- commercial vehicle Fiat Iveco Daily number plate DJ306AG,(value EUR 9600 (nine thousand six hundred));

- automobile Fiat Auto Punto number plate CA668ZC, (value EUR 1760 (one thousand seven hundred and sixty));

- automobile Fiat Auto Multipla number plate CS274BH, (value EUR 2000 (two thousand)).

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2-04) Company division accounts payable and receivable

All accounts payable and receivable relating to company business conducted by the Seller "C.V.S.*Costruzione Veicoli Speciali S.p.A." or in any way attributable to that company are hereby expressly excluded from the sale, and shall remain part of the assets and liabilities of that company.

2-05) Current contracts

In accordance with Article 2558 of the Italian Civil Code, the Buyer shall subrogate the Seller in all contracts stipulated by the division of the company sold under the present agreement, except for current leasing contracts relating to assets that are the property of "C.V.S.*Costruzione Veicoli Speciali S.p.A.".

2-06) Leasing contracts

The Buyer shall not subrogate the Seller in current leasing contracts.

2-07) Employee contracts

The Buyer shall not subrogate the Seller in employment contracts of current employees of "C.V.S.*Costruzione Veicoli Speciali S.p.A." in liquidation and subject to composition with creditors.

The parties hereby expressly refer this matter to the relevant provisions of the company leasing agreement, hereby confirming the undertakings made in that contract and the Trade Union

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agreement reached on 26 June 2010.

3) The agreed sale price of the company division is EUR 2,816,560 (two million eight hundred and sixteen thousand five hundred and sixty), of which EUR 1,200,000 (one million two hundred thousand) on account of capital goods, EUR 16,560 (sixteen thousand five hundred and sixty) an account of registered movables, EUR 1,600,000 (one million six hundred thousand) on account of intangible assets.

The price as established above shall be paid as follows: EUR 16,560 (sixteen thousand five hundred and sixty) within 90 (ninety) days of 1 July 2011 and the balance in 6 (six) six-monthly instalments payable in advance at the beginning of each period of EUR 466,666.66 (four hundred sixty six thousand six hundred and sixty six point sixty six)) each, except for the last instalment of EUR 466 666.70 (four hundred sixty six thousand six hundred and sixty six point seventy).

The first instalment shall be payable on signature of the present agreement, which shall be regarded as a receipt therefor, the subsequent instalments having as their due dates 30 December 2011, 30 June 2012, 30 December 2012, 30 June 2013, 30 December 2013.

No interest shall be payable on deferrals of the sale price under the instalment plan.

The Buyer shall provide surety, in the form of a bank

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guarantee with Unicredit SPA to the amount of EUR 1,000,000 (one million), for the payments as agreed above and the other undertakings made under the present contract or in any case stipulated between the parties.

This guarantee shall be renewed on expiry and thereafter renewed for each subsequent instalment for an amount equal to the outstanding balance until the entire sale price has been paid.

4) The parties hereby ratify the terms agreed under Article 6(3)of the company leasing agreement with signatures authenticated by the notary Carlo Brunetti on 29 June 2010, Protocol No 36667/12705, mentioned in the foregoing, regarding inventory of "C.V.S.*Costruzione Veicoli Speciali S.p.A." in liquidation and subject to composition with creditors, such terms thus continuing to apply to relevant matters.

It is also hereby acknowledged that the terms agreed under points a) and b) of the said Article 6(3) were amended and approved by virtue of an opinion issued on 26 February 2011 by the Receiver and subsequent authorisation by the Deputy Judge which shall henceforth be taken in its entirety as representing the agreements reached under points a) and b) of said Article 6 (3).

5) Article 36 of Law No 392/78 shall not apply to the present sale given that the real estate located in Roveleto and

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Fontana was not subject to a leasing agreement by “C.V.S.*Costruzione Veicoli Speciali S.p.A." since any such agreements had already been terminated.

"CVS FERRARI SRL", as stated in the foregoing, hereby declares that it has already reached an agreement with the owners as to the use of the said real estate.

6) At the date of signature of the present contract the "CVS FERRARI SRL" company acknowledges that it has already effectively taken possession of the division of the company sold under the present agreement.

The Buyer "CVS FERRARI SRL" hereby acknowledges furthermore that it has already taken possession of all movables and equipment included in the sale, including machinery, by virtue of the company leasing agreement authenticated by the notary Carlo Brunetti on 29 June 2010, Protocol No 36667/12705, mentioned in the foregoing.

The company "CVS FERRARI SRL" therefore acknowledges that all movables and all of the equipment included in the sale, including machinery, are sold in fact and law in their ‘as is’ state, as inspected and accepted by the Buyer who acknowledges their suitability and their possession of the essential qualities required for the performance of their intended use, albeit not warranted for by the Seller, and hereby waives all rights to claims of any nature, releasing and holding harmless

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the Seller from all relevant future liability.

7) All costs relating to the present act, including registration, and notarial costs and fees and all other expenses involved in the sale of the company division, shall be borne by the Buyer "CVS FERRARI SRL".

8) All notifications shall be made in writing and to the registered addresses of the Parties first stated above.

9) The Court of Piecaenza shall have exclusive competency in all disputes regarding the validity, interpretation, execution of and/or challenges to the present agreement.

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Protocol No                    File No

AUTHENTICATION OF SIGNATURES

I the undersigned dottor Carlo Brunetti, Notary of Piacenza, a registered member of the Notaries’ Association of Piacenza, hereby certify that Messrs:

- Giorgio REGGIANI, born in XXXXXXXXXXXXXXXXXXX on XXXXXXXXXXXXXXXXXXXX with a registered address at XXXXXXXXXXXXXXXXXX, Tax ID XXXXXXXXXXX,

- Andrew Michael ROOKE, born in XXXXXXXXXXXXXXXXX on XXXXXXXXXXXXXXX, with an address for the present purposes at XXXXXXXXXXXXXXXXXXX, Tax ID XXXXXXXXXXX, a UK citizen,

of whose personal identity, capacity and powers I the notary, am certain, have in my presence attached their signatures at the foot of the present act, read by myself the notary to the Parties, and in the margin of the intermediate folios of which

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it is composed.

Signatures were attached at (time)

No 132 Via IV Novembre, Piacenza,

29 (twenty-ninth) June 2011 (two thousand and eleven)

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